Exhibit 99.1

Avatech Solutions Appoints New President

Baltimore, Md. – [October 15, 2009] – Avatech Solutions, Inc. (OTCBB: AVSO), the nationwide technology experts for design, engineering, and facilities management, today announced that Lawrence Rychlak has been promoted to President of Avatech Solutions effective immediately. Mr. Rychlak will retain the position of Chief Financial Officer and George Davis will remain as Chief Executive Officer of the Company.

Mr. Rychlak, 53, has been with Avatech Solutions since May 2005, and most recently held the titles Executive Vice President and Chief Financial Officer. Prior to joining Avatech Solutions, Mr. Rychlak was with Environmental Elements Corp., where he held the positions of interim President and Senior Vice President, as well as Chief Financial Officer. He is a certified public accountant and holds a B.A. and an M.B.A. from Loyola University in Baltimore.

“Since I became President and CEO almost two and a half years ago, Larry has been instrumental in streamlining the Company’s operations, improving its financial performance and solidifying the balance sheet,” stated Mr. Davis. “The stability that now pervades Avatech’s operations has given us the opportunity to have Larry take on the additional responsibility of leading the day-to-day operations as I concentrate more on new and existing strategic initiatives, which are targeted towards driving future growth and diversification.”

Mr. Rychlak stated, “I am excited about the opportunities ahead of Avatech Solutions, and will embrace the added responsibilities associated with leading the Company towards meeting its operating and financial objectives. It has been a great experience working with George and I am very thankful for his past support and the opportunity that he and the Board of Directors have afforded me. I look forward to continuing to work with George and the rest of the Avatech team while we work to take advantage of the improving market conditions as the economy begins its recovery.”

About Avatech Solutions
Avatech Solutions, Inc. (OTCBB: AVSO) is America’s leading professional services company for design and engineering technologies. Avatech advances the way organizations design, develop, and manage building, infrastructure, and manufacturing projects. Fortune 500 and Engineering News Record’s Top 100 companies work with Avatech to gain a competitive advantage through technology consulting, implementation, training, and support services. One of the world’s largest integrators of Autodesk software, Avatech designs systems that accelerate innovation while improving quality and profitability. For more information please visit www.avatech.com.

Forward-looking Statement
This press release contains forward-looking statements about the expectations, beliefs, plans, intentions, and strategies of Avatech Solutions, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Statements that are not historical in nature, including those that include the words “goal,” “expect,” “anticipate,” “estimate,” “should,” “believe,” “intend,” and similar expressions, are based on current expectations, estimates and projections about, among other things, the industry and the markets in which Avatech operates, and they are not guarantees of future performance. Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties, including risks and uncertainties discussed in this report; general economic, market, or business conditions; changes in interest rates, and demand for our products and services; changes in our competitive position or competitive actions by other companies; the ability to manage growth; changes in laws or regulations or policies of federal and state regulators and agencies; and other circumstances beyond our control. Consequently, all of the forward-looking statements made in this document are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated will be realized, or, if substantially realized, will have the expected consequences on our business or operations.

Company Contact	Investor Relations Contact
Jean Schaeffer	Todd Fromer / Garth Russell
Avatech Solutions, Inc.	KCSA Strategic Communications
Phone +1 (410) 581-8080 Fax +1 (410) 753-1591	Phone +1 (212) 896-1215 / 1250 tfromer@kcsa.com /

grussell@kcsa.com